EMPLOYMENT  AGREEMENT


THIS AGREEMENT made as of the _____ day of ____________, 2000, by and between POMEROY COMPUTER RESOURCES, INC., a Delaware corporation ("Company"), and BARRY VINES ("Employee").

                              W I T N E S S E T H :

WHEREAS, Company entered into a Stock Purchase Agreement ("Purchase Agreement") of even date pursuant to which it purchased one hundred percent (100%) of the outstanding stock of TheLinc Corporation, a Nevada corporation ("Linc") and Val Tech Computer Systems, Inc., an Alabama corporation ("Val Tech"); and

WHEREAS, Employee owned thirty percent (30%) of the outstanding stock of the Linc prior to the closing of the Purchase Agreement; and

WHEREAS, Employee, as inducement for and in consideration of Company entering into the Purchase Agreement, has agreed to enter into and execute this Employment Agreement pursuant to Article VIII thereof; and

WHEREAS, Company desires to engage the services of Employee, pursuant to the terms, conditions and provisions as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein set forth, the parties hereby covenant and agree as follows:

1.     Employment.  The  Company agrees to employ the Employee, and the Employee
       ----------
       agrees to be employed by the Company, upon the following terms and conditions.

2      Term.  The  initial  term  of  Employee's  employment  pursuant  to  this
       ----
       Agreement shall begin on the 7th day of November, 2000, and shall continue for a period of four (4) years, one (1) month and twenty-nine
       (29) days, ending on January 5, 2005, unless terminated earlier pursuant to the provisions of Section 10, provided that Sections 8, 9, 10(b) and 11, if applicable, shall survive the termination of such employ-ment and shall expire in accordance with the terms set forth therein.

3.     Renewal  Term.  The  term  of  Employee's  employment shall automatically
       -------------
       renew for additional consecutive renewal terms of one (1) year unless either party gives written notice of his/its intent not to renew the terms of this Agreement sixty (60) days prior to expiration of the then expiring term.

4.     Duties.  Employee  shall  serve  as  Regional  Sales  Director  -
       ------
       Internetworking Solutions for the Company's Birmingham, Alabama Division. Employee shall be responsible to and report to directly to the officers of the Company and Linc, as applicable. Employee shall devote his best efforts and substantially all his time during normal business hours to the diligent, faithful and loyal discharge of the duties of his employment and towards the proper, efficient and successful conduct of the Company's affairs. Employee fur-ther agrees to refrain during the term of this Agreement from making any sales of competing services or products or from profiting from any transaction involving competitive computer services or products for his account without the express written consent of Company.

5.     Compensation.  For  all  services  rendered  by  the  Employee under this
       ------------
       Agreement (in addition to other monetary or other benefits referred to herein), compensation shall be paid to Employee as follows:

       (a) Base Salary: During each fiscal year of the initial term of this Agreement, Employee shall be paid an annual base salary of One Hundred Thousand Dollars ($100,000.00). Said base salary shall be payable in accordance with the historical payroll practices of the Company. For the period commencing November 7, 2000 and ending January 5, 2001, Employee shall be paid at the rate of Eight Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($8,333.33) per month.

       (b) Monthly Commission Based On Company's Birmingham, Alabama Division's Blue Cross/Blue Shield and UAB Accounts: In addition to Employee's base salary as set forth in Section 5(a) above, solely for the period commencing January 6, 2001 and ending January 5, 2002, Employee shall be entitled to a monthly commission in the event Employee satisfies certain economic criteria pertaining to the Company's Birmingham, Alabama Division's accounts with Blue Cross/Blue Shield and University of Alabama at Birmingham as follows:

             (i) Ten Percent (10%) of the gross profit for the aforementioned accounts;

                    For example, assume at the end of the first month of Company's 2001 fiscal year, the gross profit from the aforementioned accounts for such month was Fifty Thousand Dollars ($50,000.00). Based on these facts, Employee would be entitled to a Five Thousand Dollar ($5,000.00) commission for said month (50,000 x 10% = 5,000).


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
             (ii) The monthly commission determination shall be based on the internally generated financial statements of Company and the determination by the Company's Chief Financial Officer shall be final, binding and conclusive upon all parties hereto, and the portion of such financial statements relating to the monthly commissions based on such defined accounts shall be provided to Employee. Any amount due Employee hereunder shall be paid within thirty (30) days after the conclusion of the previous month;

             (iii) For purposes of this section, the term "gross profit" shall mean the gross sales of equipment, software and services during the applicable period to the aforementioned accounts by the Company's Birmingham, Alabama Division, less costs of goods and services sold. In making said gross profit determination, all gains and losses realized on the sale or the disposition of Company's assets not in the ordinary course shall be excluded; all refunds, returns or rebates which are made during such period relating to such sales shall be subtracted along with all accounts receivable relating to accounts derived from such sales that are written off during such period in accordance with Company's accounting system.

          (c) In addition to Employee's base salary as set forth in Section 5(a) and any monthly commission compensation that Employee may be entitled to as set forth in Section 5(b) above, for each quarter during the initial term of this Agreement commencing January 6, 2001, Employee shall be entitled to a quarterly cash bonus in the event Employee satisfies the following economic criteria during such quarter. The criteria for the first fiscal year shall be as follows:

               (i) Gross sales of Cisco related products, maintenance and networking services by Company's Birmingham, Alabama Division greater than 6.5 million but less than or equal to
                    7.5  million  equals  $5,000.00  cash  bonus;

               (ii) Gross  sales  of  Cisco  related  products,  maintenance and networking services by Company's Birmingham, Alabama Division greater than 7.5 million but less than or equal to
                    8.5  million  equals  $7,500.00  cash  bonus;

               (iii)Gross  sales  of  Cisco  related  products,  maintenance and networking services by Company's Birmingham, Alabama Division greater than 8.5 million equals $10,000.00 cash bonus;


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
               (iv) For  purposes  of  this  Section,  the term "Gross Sales" of
                    Cisco related products, maintenance and networking services shall mean the gross sales of such equipment, software and services by Company's Birmingham, Alabama Division during the applicable quarter set forth above. In making said gross sales determination, all gains and losses realized on the sale or other disposition of Company's assets not in the ordinary course shall be excluded. All refunds, returns or rebates which are made during such quarter relating to such sales shall be subtracted along with all accounts receivable derived from such sales that are written off during such quarter in accordance with Company's accounting system. The Quarterly Gross Sales of Company's Birmingham, Alabama Division of Cisco related products, maintenance and networking services shall be determined by the Company's internally generated financial statements. The determination by the Company's Chief Financial Officer shall be final, binding and conclusive upon all parties hereto and the portion of such financial statements related to the Cisco related products, maintenance and networking services shall be provided to Employee each quarter. Any amount due Employee hereunder shall be paid within thirty (30) days after the conclusion of such previous quarter.

               (v) The parties agree that in January 2002, January 2003 and January 2004, they will negotiate in good faith, the level of gross sales of Company's Birmingham, Alabama Division's Cisco related products, maintenance and networking service for the aforementioned cash bonus to be earned for such year, which criteria shall be predicated upon Company's Birmingham, Alabama Division's goal projection and budgets established at the outset of such fiscal year.

          (d) In addition to Employee's base salary as set forth in Section 5(a), any monthly commission that Employee may be entitled to as set forth in Section 5(b) above, and any quarterly bonus compensation that Employee may be entitled to in Section 5(c) above, for the period commencing January 6, 2001 and ending January 5, 2002, Employee shall be entitled to a cash bonus and incentive stock option award, in the event Employee satisfies certain economic criteria (which economic criteria shall be filled in upon the completion of the 2001 business plan for the Company's Birmingham, Alabama Division by the parties in January,
               2001) relating to the Company's Birmingham, Alabama Division set forth as follows:

               (i) Gross sales of Company's Birmingham, Alabama Division greater than $_____________ with NPBT greater than _____ percent (___%) of gross sales equals $20,000.00 cash bonus plus 2,000 incentive stock options;

               (ii) Gross  sales  of  Company's  Birmingham,  Alabama  Division greater than $______________ with NPBT greater than _____ percent (___%) of gross sales equals $30,000.00 cash bonus with 3,000 incentive stock options;

               (iii)Gross   sales  of  Company's  Birmingham,  Alabama  Division
                    greater than $_____________ with NPBT greater than ____ percent (___%) of gross sales equals $40,000.00 cash bonus plus 4,000 incentive stock options.

               (iv) For  purposes  of this section, the term "Gross Sales" shall mean the gross sales of equipment, software and services by Company's Birmingham, Alabama Division during the applicable period. In making said Gross Sales determination, all gains and losses realized on the sale or the disposition of Company's Birmingham, Alabama Division assets not in the ordinary course shall be excluded. All refunds or returns which are made during such period shall be subtracted along with all accountings receivable derived from such sales that are written off during such period in accordance with Company's accounting system. Such Gross Sales and the net pretax margin of Company shall be determined by the Chief Financial Officer of the Company in accordance with generally accepted accounting principles, and such determination shall be final, binding and conclusive upon all parties hereto. Commencing January 6, 2001, a 1.8% royalty fee (MAS 1.5% and Adfund .3%) on gross sales by the Company's Birmingham, Alabama Division shall be made incident to said NPBT margin determination. For each subsequent year described above that this Agreement is in effect, the parties shall, in good faith, agree upon the MAS and Adfund royalty to be charged hereunder based on the level of services and support being provided by Company to its Birmingham, Alabama Division. Provided, however, such royalty fee shall be 1.8% if the parties are unable to come to agreement for each subsequent year. For purposes of this section, the term "Company's Birmingham, Alabama Division" shall be defined as the business of TheLinc Corporation, acquired by Company from Employee and William Valentz, including any part of the business that is operated by Company's wholly owned subsidiary, Pomeroy Select Integration Solutions, Inc. In addition, commencing January 6, 2001, Company's existing Birmingham, Alabama and

                    Montgomery, Alabama branches shall be included within the definition of Company's Birmingham, Alabama Division. In addition, Company's Birmingham, Alabama Division shall also include the northern panhandle of the State of Florida, excluding any revenues generated in the entire State of Florida from state and local contracts entered into with state/local government agencies in Tallahassee, Florida. The Company's Birmingham, Alabama Division shall also include sales from customers listed on Exhibit A attached hereto that are located outside such territory. Said determination of the NPBT margin shall be subject to verification as set forth below. Any cash amount determined under section 5(d) shall be payable to Employee within thirty (30) days after the issuance of the Company's financial statements for such period.

               (v) Any award of the incentive stock options to acquire the common stock of Company shall be made fifty percent (50%) in the shares of the Company and fifty percent (50%) in the shares of the Company's subsidiary (Pomeroy Select Integration Solutions, Inc.) if it is a publicly traded entity at such time, as of January 5, 2002 or any other applicable date, which shall mean with respect to such shares, the average between the high and low bid and asked prices for such shares on the over-the-counter market on the last business day prior to the date on which the value is to be determined (or the next preceding date on which sales occurred if there were no sales on such date). In the event the stock of Pomeroy Select Integration Solutions, Inc. is not publicly traded as of January 5, 2002, Company shall have the right to award 100% in the shares of the Company (in lieu of 50%) or shall have the right to pay to Employee, in cash, the fair market value of such 50% of the stock options of the Company determined under the Black Scholes method of valuation of stock options. Any stock options awarded shall be fully vested over a three (3) year period, vesting thirty-three and one-third percent (33 1/3%) per year of employment from the effective date of this Agreement.

               (vi) The  parties  agree  that  in  January, 2001, January, 2002,
                    January, 2003 and January, 2004, they will negotiate in good faith, the level of Gross Sales and NPBT margin of Company's Birmingham, Alabama Division for the aforementioned cash bonus and incentive stock option award to be earned for such years, which NPBT criteria shall be predicated upon Company's Birmingham, Alabama Division's goals, projections and budgets established at the outset of such fiscal year.

          (e) In addition to Employee's base salary as set forth in Section 5(a), any monthly commission compensation that Employee may be entitled to as set forth in Section 5(b) above, any quarterly bonus compensation that Employee may be entitled to as set forth in Section 5(c) above, and any annual cash bonus/incentive stock option award that Employee may be entitled to under Section 5(d) based on Company's Birmingham, Alabama Division's performance, Employee shall be entitled to a cash bonus and incentive deferred compensation and an incentive stock option award for the year 2001 in the event Employee satisfies certain economic criteria pertaining to Company's performance (which criteria shall be filled in upon the completion of the 2001 business plan for Company) during the fiscal year 2001, as follows:

               (i) Gross sales of Company greater than $______________ but less than or equal to $______________ with NPBT greater than ___% of gross sales equals $10,000.00 cash plus 1,000 incentive stock options;

               (ii) Gross sales of Company greater than $______________ but less than or equal to $________________ with NPBT greater than ___% of gross sales equals $20,000.00 cash plus 2,000 incentive stock options;

               (iii)  Gross sales of Company greater than $________________ with
                    NPBT greater than ___% of gross sales equals $30,000.00 cash plus 3,000 incentive stock options.

               (iv) For  purposes  of this Section, the term "Gross Sales" shall mean the gross sales of equipment, software and services by Company during the applicable period, determined on a consolidated basis. In making said gross sales determination, all gains and losses realized on the sale or other disposition of Company's assets not in the ordinary course shall be excluded. All refunds or returns which are made during such period shall be subtracted along with all accounts receivable derived from such sales that are written off during such period in accordance with Company's accounting system. Such Gross Sales and net pre-tax margin of Company shall be determined by the Chief Financial Officer of the Company in accordance with generally accepted accounting principles and such determination shall be final, binding and conclusive upon all parties hereto. Fifty percent (50%) of any cash amount determined under Section 5(e) shall be payable to Employee within thirty (30) days after the issuance of the Company's financial statements for such period, and the remaining fifty percent (50%) due Employee under Section 5(e) (other than the award of any incentive stock options) will constitute incentive deferred compensation, which shall be payable to Employee according to the terms and conditions of the Incentive Deferred Compensation Agreement attached hereto and incorporated herein as Exhibit B. Any incentive deferred compensation shall be fully vested over a five-year period, vesting 20% per year of employment from the effective date of this Agreement.

               (v) Any award of the incentive stock options to acquire the common stock of Company shall be made fifty percent (50%) in the shares of the Company and fifty percent (50%) in the shares of the Company's subsidiary (Pomeroy Select Integration Solutions, Inc.) if it is a publicly traded entity at such time, as of January 5, 2002 or any other applicable date, which shall mean with respect to such shares, the average between the high and low bid and asked prices for such shares on the over-the-counter market on the last business day prior to the date on which the value is to be determined (or the next preceding date on which sales occurred if there were no sales on such date). In the event the stock of Pomeroy Select Integration Solutions, Inc. is not publicly traded as of January 5, 2002, Company shall have the right to award 100% in the shares of the Company (in lieu of 50%) or shall have the right to pay to Employee, in cash, the fair market value of such 50% of the stock options of the Company determined under the Black Scholes method of valuation for stock options. Any incentive stock options awarded shall be fully vested over a three (3) year period, vesting thirty-three and one-third percent (33 1/3%) per year of employment from the effective date of this Agreement.

               (vi) The  parties  agree  that  in  January, 2001, January, 2002,
                    January, 2003 and January, 2004, they will negotiate in good faith the implementation of economic criteria for the earning of incentive deferred compensation and incentive stock option award for Employee for each of the remaining fiscal years of this Agreement which will be predicated upon the attainment of Company's goals, projections and budgets established at the outset for such fiscal year which shall be consistent with the goals set forth for senior management of Company for such year(s). The incentive deferred compensation and incentive stock option awards shall be predicated on the structure (as to amounts) used for the incentive deferred compensation/incentive stock option award of Company for the year 2001.

               (vii)Company  will  deliver to Employee copies  of the reports of any determination made hereunder by Company for the subject period, along with any documentation reasonably requested by Employee. Within fifteen (15) days following delivery to Employee of such report, Employee shall have the right to object in writing to the results contained in such determination. If timely objection is not made by Employee to such determination, such determination shall become final and binding for purposes of this Agreement. If a timely objection is made by Employee, and the Company and Employee are able to resolve their differences in writing within fifteen (15) days following the expiration of the initial 15-day period, then such determination shall become final and binding as it pertains to this Agreement. If timely objection is made by Employee to Company, and Employee and Company are unable to resolve their differences in writing within fifteen (15) days following the expiration of the initial 15-day period, then all disputed matters pertaining to the report shall be submitted and reviewed by the Arbitrator ("Arbitrator"), which shall be an independent accounting firm selected by Company and Employee. If Employee and Company are unable to promptly agree on the accounting firm to serve as the Arbitrator, each shall select, by not later than fifteen (15) days following the expiration of the initial fifteen (15) day period, one accounting firm and the two selected accounting firms shall then be instructed to select promptly a third accounting firm, such third accounting firm to serve as the Arbitrator. The Arbitrator shall consider only the disputed matters pertaining to the determination and shall act promptly to resolve all disputed matters. A decision with respect to all disputed matters shall be final and binding upon Company and Employee. The expenses of Arbitration shall be borne one-half by Employee and one-half by Company. Each party shall be responsible for his/its own attorney and accounting fees.

6.     Fringe  Benefits.  During  the  term of this Agreement, Employee shall be
       ----------------
       entitled  to  the  following  benefits:

       (a) Health Insurance - Employee shall be provided with the standard family medical health and insurance coverage maintained by Company on its employees. Company and Employee shall each pay fifty percent (50%) of the cost of such coverage.

       (b) Vacation - Employee shall be entitled each year to a vacation of two weeks during which time his compensa-tion will be paid in full. Provided, however, such weeks may not be taken consecutively without the written consent of Company.

       (c) Retirement Plan - Employee shall participate, after meeting eligibility requirements, in any qualified retirement plans and/or welfare plans maintained by the Company during the term of this Agreement.

       (d) Cellular Telephone - Company shall provide Employee with a cellular telephone allowance of $75.00 per month. Employee shall provide Company, upon request, with documentation supporting the business use of said cellular telephone.

       (e) Auto Allowance - Company shall provide Employee with an automobile allowance of Three Hundred Dollars ($300.00) per month during the term of this Agreement. Employee shall be responsible for all maintenance and repairs and for all insurance premiums for such vehicle.

       (f) Other Company Programs - Employee shall be eligible to participate in any other plans or programs implemented by the Company for all of its employees with duties and responsibilities similar to Employee.

       (g) Employee shall be responsible for any and all taxes owed, if any, on the fringe benefits provided to him pursuant to this Section 6.

7.     Expenses.  During  the term of this Agreement, Employee shall be entitled
       --------
       to receive prompt reimbursement for all reasonable and customary travel and entertainment expenses or other out-of-pocket business expenses incurred by Employee in fulfilling the Employee's duties and responsibilities hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the reasonable policies and procedures established by the Company.

8.     Non-Competition.  Employee  expressly  acknowledges  the  provisions  of
       ---------------
       Article VII of the Purchase Agreement relating to Employee's Covenant Not to Compete with Company and its subsidiaries and affiliates. Accordingly, such provisions of Article VII are incorporated herein by reference to the extent as if restated in full herein. In addition to the consideration received under this Agreement, Employee acknowledges that as one of the owners of the common stock of the Linc, he has received substantial consideration pursuant to such Purchase Agreement and that as an inducement for, and in consideration of, Company entering into the Purchase Agreement and Company entering into this Agreement, Employee has agreed to be bound by such provisions of Article VII of the Pur-chase Agreement. Accordingly, such provisions of Article VII and Exhibit F-1 and the restrictions on Employee thereby imposed shall apply as stated therein.

9.     Non-Disclosure  and Assignment of Confidential Information.  The Employee
       ----------------------------------------------------------
       acknowledges that the Company's trade secrets and confidential and proprietary information, including without limitation:

       (a)     unpublished  information  concerning  the  Company's:

               (i)  research  activities  and  plans,
               (ii) marketing  or  sales  plans,
               (iii)  pricing  or  pricing  strategies,
               (iv) operational  techniques,
               (v)  customer  and  supplier  lists,  and
               (vi) strategic  plans;

       (b) unpublished financial information, including unpublished information concerning revenues, profits and profit margins;

       (c)     internal  confidential  manuals;  and

       (d) any "material inside information" as such phrase is used for purposes of the Securities Exchange Act of 1934, as amended;

all constitute valuable, special and unique proprietary and trade secret information of the Company. In recognition of this fact, the Employee agrees that the Employee will not disclose any such trade secrets or confidential or proprietary information (except (i) information which becomes publicly available without violation of this Agreement, (ii) information of which the Employee did not know and should not have known was disclosed to the Employee in violation of any other person's confidentiality obligation, and (iii) disclosure required in connection with any legal process), nor shall the Employee make use of any such information for the benefit of any person, firm, operation or other entity except the Company and its subsidiaries or affiliates. The Employee's obligation to keep all of such information confidential shall be in effect during and for a period of five (5) years after the termination of his employment; provided, however, that the Employee will keep confidential and will not disclose any trade secret or similar information protected under law as intangible property (subject to the same exceptions set forth in the parenthetical clause above) for so long as such protection under law is extended. For purposes of this section, the term "Company" shall also include its subsidiaries and affiliates.

10.     Termination.
        -----------

       (a) The Employee's employment with the Company may be terminated at any time only for the following reasons:

               (i)  By  Employee's  death;

               (ii) By  Employee's  physical  or mental disability which renders
                    Employee  unable  to  perform  his  duties  hereunder;

               (iii)By  the  Company,  for  cause  upon  three (3) day's written notice to Employee. For purposes of this Agreement, the term "cause" shall mean termination upon: (i) the engaging by Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, including but not limited to any material misrepresentation related to the performance of his duties; (ii) the conviction of Employee of a felony or other crime involving theft or fraud, (iii) Employee's gross neglect, gross misconduct or gross insubordination in carrying out his duties hereunder resulting, in either case, in material harm to the Company; or (iv) any material breach by Employee of this Agreement. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for cause under (i) above, or (iv) above, unless until there has been delivered to Employee a copy of a resolution of an officer of the Company, finding that Employee engaged in the context set forth above in this section and specifying the particulars thereof in detail, and Employee shall not have cured or abated such conduct to the reasonable satisfaction of the Company within seven (7) days of receipt of such resolution. This provision shall be applicable solely to the extent the conduct to which the alleged breach relates is susceptible to being cured in the reasonable determination of such officer.

       (b) Compensation upon Termination: In the event of termination of employment, the Employee or his estate, in the event of death, shall be entitled to his annual base salary and other benefits provided hereunder to the date of his termination. In addition, Employee shall be entitled to receive any commissions and/or bonus accrued to the date of his termination of employment as provided in Sections 5(b), 5(c), 5(d) and 5(e), which shall be payable (if applicable) pursuant to the terms thereof.

11.    Disability.  In  the  event  that  Employee becomes temporarily disabled
       ----------
       and/or totally and permanently disabled, physically or mentally, which renders him unable to perform his duties hereunder, Employee shall receive one hundred percent (100%) of his base annual salary (in effect at the time of such disability) for a period of one (1) year following the initial date of such disability (offset by any payments to the Employee received pursuant to disability benefit plans, if any, maintained by the Company.) Such payments shall be payable in twelve consecutive equal monthly installments and shall commence thirty (30) days after the determination by the physicians of such disability as set forth below.

       For purposes of this Agreement, Employee shall be deemed to be temporarily disabled and/or totally and permanently disabled if attested to by two qualified physicians, (one to be selected by Company and the other by Employee) competent to give opinions in the area of the disabled Employee's physical and/or mental condition. If the two physicians disagree, they shall select a third physician, whose opinion shall control. Employee shall be deemed to be temporarily disabled and/or totally and permanently disabled if he shall become disabled as a result of any medically determinable impairment of mind or body which renders it impossible for such Employee to perform satisfactorily his duties hereunder, and the qualified physician(s) referred to above certify that such disability does, in fact, exist. The opinion of the qualified physician(s) shall be given by such physician(s), in writing directed to the Company and to Employee. The physician(s) decision shall include the date that disability began, if possible, and the 12th month of such disability, if possible. The decision of such physician(s) shall be final and conclusive and the cost of such examination shall be paid by Company.

12.    Severability.  In  case any one (1) or more of the provisions or part of
       ------------
       a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement. In such a situation, this Agreement shall be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part shall be reformed so that it will be valid, legal and enforceable to the maximum extent possible.

13.    Governing Law.  This Agreement shall be governed and construed under the
       -------------
       laws of the State of Alabama and shall not be modified or discharged, in whole or in part, except by an agreement in writing signed by the parties.

14.    Notices.  All  notices,  requests,  demands  and  other  communications
       -------
       relating to this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed by certified or registered mail, return receipt re-quested, postage prepaid to the following addresses (or to such other address for a party as shall be specified by notice pursuant hereto):

       If to Company, to:      Pomeroy  Computer  Resources,  Inc.
                               1020  Petersburg  Road
                               Hebron,  Kentucky  41048

       With a copy to:         James  H.  Smith  III,  Esq.
                               Lindhorst  &  Dreidame  Co.,  L.P.A.
                               312  Walnut  Street,  Suite  2300
                               Cincinnati,  Ohio  45202

       If  to Employee, to:    the  Employee's  residential  address,  as
                               set  forth  in  the  Company's  records

       With a copy to:         Richard  Cohn,  Esq.
                               Sirote  &  Permutt,  P.C.
                               2311  Highland  Avenue  South
                               Birmingham,  AL  35255-5727

15.    Enforcement  of Rights.  The parties expressly recognize that any breach
       ----------------------
       of this Agreement by either party is likely to result in irrevocable injury to the other party and agree that such other party shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction in Jefferson County, Alabama, either at law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance of this Agreement by each party or to enjoin any party from activities in violation of this Agreement. Should either party engage in any activities prohibited by this Agreement, such party agrees to pay over to the other party all compensation, remuneration, monies or property of any sort received in connection with such activities. Such payment shall not impair any rights or remedies of any non-breaching party or obligations or liabilities of any breaching party pursuant to this Agreement or any applicable law.

16.    Entire  Agreement.  This  Agreement  and  any  exhibits  hereto  and the
       -----------------
       Purchase Agreement referred to herein contain the entire understanding of the parties with respect to the subject matter contained herein and may be altered, amended or superseded only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

17.    Parties  in  Interest.
       ---------------------

       (a) This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto; provided, however, that nothing in this Section 17 shall preclude (i) Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) executors, administrators, or legal representatives of Employee or his estate from assigning any rights hereunder to person or persons entitled thereto. Notwithstanding the foregoing, this Agreement shall be binding upon and inure to the benefit of any successor corporation of Company

       (b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the assets of the Company or the business with respect to which the duties and responsibilities of Employee are principally related, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would have been required to perform it if no such succession had taken place. As used in this Agreement "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the assumption agreement provided for in this Section 17 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

18.    Representations  of  Employee.  Employee represents and warrants that he
       -----------------------------
       is not party to or bound by any agreement or contract or subject to any restrictions including without limitation any restriction imposed in connection with previous employment which prevents Employee from entering into and performing his obligations under this Agreement.

19.    Counterparts.  This Agreement may be executed simulta-neously in several
       ------------
       counterparts, each of which shall be deemed an original part, which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed effec-tive as of the day and year first above written.

WITNESSES:                    COMPANY:
                              POMEROY  COMPUTER  RESOURCES,  INC.
                              ------------------------------------

                              By:
                                 ---------------------------------
                                   STEPHEN E. POMEROY
                                   Chief Financial Officer


                              EMPLOYEE:
                              ------------------------------------



                                 ---------------------------------
                                   BARRY  VINES